Exhibit 10.8

EQUITY COMMONWEALTH

RESTRICTED STOCK UNIT AGREEMENT FOR CHAIRMAN OF THE BOARD

This Restricted Stock Unit Agreement (this “Agreement”) is made effective as of «DATE», between the recipient set forth on the Schedule to Restricted Stock Unit Agreement attached hereto (the “Recipient”) and Equity Commonwealth (the “Company”).
In consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units. Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Equity Commonwealth 2015 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), the Company hereby grants to the Recipient, effective as of the date of this Agreement, the number of restricted stock units set forth on the Schedule to Restricted Stock Unit Agreement attached hereto (the “RSUs”). Each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of RSUs that the Recipient actually earns for the Performance Period will be determined by the level of achievement of the Performance Criteria in accordance with Exhibit A attached hereto, and may be higher or lower than the number of RSUs granted to the Recipient. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
2.    Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on «Commencement Date» and ending on «Third Anniversary of Commencement Date».
3.    Performance Criteria.
(a)    The number of RSUs earned by the Recipient for the Performance Period (the “Earned RSUs”) shall be determined at the end of the Performance Period based on the level of achievement of the Performance Criteria in accordance with Exhibit A. All determinations of whether and to what extent the Performance Criteria has been achieved, the number of RSUs earned by the Recipient, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion. Any RSUs that do not become Earned RSUs at the end of the Performance Period, as determined by the Committee in its sole discretion, shall be immediately forfeited by the Recipient.
(b)    Following the completion of the Performance Period, the Committee shall determine (i) whether, and to what extent, the Performance Criteria has been achieved, and (ii) the number of RSUs that shall be deemed Earned RSUs, if any. Such determination shall be final, conclusive and binding on the Recipient, and on all other persons, to the maximum extent permitted by law.
4.    Vesting; Forfeiture.
(a)    50% of the Earned RSUs shall vest on the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof, subject to the Recipient’s continued service with the Company through such date.

(b)    50% of the Earned RSUs shall vest on «Fourth Anniversary of Commencement Date», subject to the Recipient’s continued service with the Company through such date.
(c)    Subject to Section 5 hereof, in the event the Recipient ceases to render services to the Company as a Trustee, all unvested RSUs shall be forfeited by the Recipient as of the date the Recipient ceases to render such services.
5.    Termination of Service; Change in Control.
(a)    If, during the Performance Period, the Recipient’s service as a Trustee terminates due to the Recipient’s death, then the number of RSUs that are earned by the Recipient shall be determined at the end of the Performance Period in accordance with Section 3 hereof, and the Recipient’s Earned RSUs, if any, shall become vested as of the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof on a pro rata basis, determined based on (x) the number of days that have elapsed from the beginning of the Performance Period through the date of the Recipient’s death, compared to (y) the total number of days during the period commencing on «Commencement Date» and ending on «Fourth Anniversary of Commencement Date». Notwithstanding the foregoing, if, during the Performance Period and within twelve (12) months after a Change in Control in which the RSUs are assumed by the acquirer or surviving entity in the Change in Control transaction, the Recipient dies or is no longer Chairman of the Board, then any such Earned RSUs shall become fully vested as of the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof. With respect to Earned RSUs held by the Recipient for which the Performance Period is complete but for which the additional vesting period is incomplete, any restrictions on the Earned RSUs shall lapse and such Earned RSUs shall automatically become fully vested as of (1) the date the Recipient is no longer Chairman of the Board, provided such date occurs within twelve (12) months after a Change in Control in which the RSUs are assumed by the acquirer or surviving entity in the Change in Control transaction, or (2) the date of the Recipient’s death. The number of shares of Stock that become vested in accordance with this Section 5(a) shall be issued to the Recipient as soon as practicable, but no later than 60 days, following the later to occur of (i) the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof and (ii) the earlier to occur of (x) the date of the Recipient’s death and (y) «Fourth Anniversary of Commencement Date».
(b)    If, during the Performance Period, a Change in Control occurs while the Recipient is a Trustee of the Company, and the RSUs are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the Recipient’s RSUs shall be deemed earned based on the actual level of achievement of the Performance Criteria measured as of the date of the Change in Control, as determined by the Committee based on a then forty (40) day trailing average price per share of Stock. Any such Earned RSUs shall be fully vested. With respect to Earned RSUs held by the Recipient for which the Performance Period is complete but for which the additional vesting period is incomplete, any restrictions on the Earned RSUs shall lapse and such Earned RSUs shall automatically become fully vested as of the date of the Change in Control. As of the date of the Change in Control, the Company shall cause one share of Stock to be issued to the Recipient for each such Earned RSU that fully vests, less applicable withholding taxes pursuant to Section 9 hereof. Notwithstanding the foregoing, to the extent necessary for the Recipient to avoid taxes and/or penalties under Section 409A of the Code, a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Code.

6.    Settlement of RSUs. Except as provided in Section 5 hereof, as soon as practicable following the applicable vesting date of any Earned RSUs held by the Recipient, but in no event later than 60 days after such vesting date, the Company shall cause one share of Stock to be issued to the Recipient for each such Earned RSU, less applicable withholding taxes pursuant to Section 9 hereof. The Company shall cause such shares of Stock (less any shares withheld to pay taxes) to be delivered, either by book-entry registration or in the form of a stock certificate or certificates, registered in the Recipient’s name or in the names of the Recipient’s legal representatives, beneficiaries or heirs, as the case may be. Notwithstanding the foregoing, in the event any settlement of the RSUs hereunder constitutes “deferred compensation” within the meaning of Section 409A of the Code, and the Recipient is a “specified employee” (as determined under the Company's policy for identifying specified employees) on the date of his or her “separation from service” (within the meaning of Section 409A of the Code), the date for settlement shall be the earlier of (i) death or (ii) the later of (x) the date that settlement would otherwise be made hereunder or (y) the first business day following the end of the sixth-month period following the date of the Recipient's separation from service.
7.    Rights as a Shareholder; Dividend Equivalents.
(a)    The Recipient shall not have any rights of a shareholder with respect to the shares of Stock underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such shares of Stock.
(b)    The Recipient shall not be entitled to receive any dividends with respect to the shares of Stock underlying the RSUs unless and until such RSUs become Earned RSUs. Within 60 days following the Committee’s determination of whether, and to what extent, the Performance Criteria has been achieved, the Company shall pay to the Recipient, in respect of each Earned RSU held by the Recipient, if any, an amount in cash equal to the aggregate amount of dividends that would have been paid in respect of the shares of Stock underlying such Earned RSUs had such shares of Stock been issued to the Recipient on the first day of the Performance Period. Thereafter, the Company shall pay to the Recipient, in respect of each Earned RSU held by the Recipient, if any, whether or not vested, an amount in cash equal to the per share amount of any dividend paid to holders of shares of Stock by the Company. The Company shall pay any such amount(s) to the Recipient within 60 days following the date that the dividend is paid to holders of shares of Stock. The Recipient shall be entitled to receive such dividend equivalent payments for so long as his or her Earned RSUs remain outstanding. Upon and following the vesting of the Recipient’s Earned RSUs and the settlement of such RSUs in shares of Stock, the Recipient shall be the record owner of the shares of Stock underlying the Earned RSUs unless and until such shares of Stock are sold or otherwise disposed of, and as the record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).
8.    Transferability. The RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Recipient, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such RSUs subject to all of the terms and conditions that were applicable to the Recipient immediately prior to such transfer. Notwithstanding the foregoing, the Recipient may transfer all or part of the RSUs to any Family Member under the terms set forth in Section 10.9 of the Plan, including the requirement that any such transfer be “not for value” (as such term is defined in Section 10.9 of the Plan). Following any such transfer, the provisions of Section 5 hereof relating to termination of service shall continue to be applied with respect to the original Recipient of the RSUs.

9.    Tax Withholding. The Company shall have the right to withhold or cause to be withheld from any compensation paid to the Recipient pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Recipient agrees that if the amount payable to the Recipient by the Company in the ordinary course is insufficient to pay such withholding taxes, then the Recipient shall, upon the request of the Company, pay to the Company an amount sufficient to satisfy its tax withholding obligations.
10.    Miscellaneous.
(a)    Amendments. Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by the Recipient and the Company; provided, however, that any change or modification that does not adversely affect the rights hereunder of the Recipient, as they may exist immediately prior to the effective date of such change or modification, may be adopted by the Committee without an agreement in writing executed by the Recipient, and the Committee shall give the Recipient written notice of such change or modification reasonably promptly following the adoption of such change or modification.
(b)    Binding Effect of the Agreement. This Agreement shall inure to the benefit of, and be binding upon, the Company, the Recipient and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.
(c)    Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and any regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service, and shall be construed and interpreted in a manner that is consistent with such intent. To the extent that the Company determines that the Recipient would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Committee.
(d)    Provisions Separable. In the event that any of the terms of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of this Agreement shall remain in full force and effect.
(e)    Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or by facsimile or sent by registered certified mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:
To the Recipient:    To the Recipient’s address as set forth on the signature page hereof.

To the Company:	Equity Commonwealth Two North Riverside Plaza, Suite 2100 Chicago, IL 60606 Attn: Secretary
(f)    Construction. The headings and subheadings of this Agreement have been inserted for convenience only, and shall not affect the construction of the provisions hereof. All references to sections of this Agreement shall be deemed to refer as well to all subsections which form a part of such section.
(g)    No Right to Continued Service. This Agreement shall not be construed as an agreement by the Company or any Affiliate to retain in any position the Recipient, nor is the Company or any Affiliate obligated to continue retaining in any position the Recipient by reason of this Agreement or the grant of RSUs to the Recipient hereunder.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(i)    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed under seal, as of the date first above written.

Exhibit A

Performance Criteria

Performance Criteria: The RSUs shall be earned based on the Company’s total shareholder return (“TSR”) for the Performance Period relative to the TSRs of the companies that comprise the NAREIT Office Index for the Performance Period, as set forth in the table below. Depending on the Company’s TSR relative to the TSRs of the companies that comprise the NAREIT Office Index for the Performance Period, the Recipient may earn between 0% and 249.25% of the RSUs.

Performance Criteria: Company Performance vs. NAREIT Office Index Performance	% of RSUs Earned
90th Percentile and Above (Maximum Award)	249.25%
80th Percentile	211.87%
70th Percentile	174.48%
60th Percentile	137.09%
50th Percentile (Target Award)	100.00%
40th Percentile	68.55%
30th Percentile	37.39%
25th Percentile (Threshold Award)	25.37%
Below 25th Percentile	0.00%

Absolute Modifier: If the Company’s total TSR for the Performance Period is negative, any RSUs deemed earned based on the table above shall be reduced by 25%.
Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the RSUs that are earned.
TSR Calculation: TSR performance shall be calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per share during the Performance Period due to the appreciation in the price per share and dividends paid during the Performance Period, assuming dividends are reinvested. “D” is the amount of dividends paid to a shareholder of record of the Company with respect to one share during the Performance Period. The absolute TSR percentage is calculated pursuant to the formula set forth below.
Cumulative TSR = ((1*(1+TSR Year 1)*(1+TSR Year 2)*(1+TSR Year 3))-1)
=(1*(1+Cumulative TSR))^(1/3)-1
TSR for a given year shall be calculated as follows:
((Ending Share Price+D)/Beginning Share Price)-1
The performance for the companies comprising the NAREIT Office Index shall be calculated in the same manner as described above and the difference between the absolute TSR of the Company and the average absolute TSR for the companies within the NAREIT Office Index, expressed in terms of relative percentile ranking, shall be applied to the matrix set forth above. Only companies that are public throughout the entire Performance Period shall be included for purposes of calculating the relative TSR comparison (i.e., companies that may become acquired, have an initial public offering, etc. during the Performance Period shall be excluded from the calculation altogether). For purposes of the calculation above, the Ending Share Price shall be based on a 40-day trailing average closing stock price as of the last day of the Performance Period.

Schedule to Restricted Stock Unit Agreement

(See Attachment)

Company Name            Equity Commonwealth
Recipient Id
Recipient Name
Recipient Address
Grant Type                Restricted Stock Unit Award
Number of Units
Grant Date